PRESS RELEASE
                         -------------

                COOPERATIVE BANKSHARES, INC.
      ANNOUNCES EARNINGS AND STOCK REPURCHASE PROGRAM


FOR IMMEDIATE RELEASE:  JANUARY 28, 1999

     Wilmington, North Carolina -- Cooperative Bankshares, Inc.,
(NASDAQ: "COOP") reported that net income for the year ended
December 31, 1998, had risen 6.78% over the previous year to $2,385,235 or $0.74 per share. Income for the year ended
December 31, 1997 was $2,233,738 or $0.70 per share.

     Income for the fourth quarter ending December 31, 1998, was $587,758 or $0.18 per share. For the same quarter ended
December 31, 1997, net income totaled $581,476 or $0.18 per share.

     Total assets at December 31, 1998 were $389.8 million;
stockholders' equity was $31.6 million or $10.38 per share and represented 8.1% of assets.

     Nonperforming loans and foreclosed real estate owned was 1.08% of assets at December 31, 1998 and reduced to 0.27% of assets as of January 27, 1999.

     Also announced today was a stock repurchase program to acquire up to 150,000 shares of the Corporation's common stock, which represents approximately 5% of the outstanding common stock.

     It is expected that a reduction in the amount of the Corporation's outstanding stock will have the effect of increasing per share earnings. The repurchases generally will be effected through open market purchases, although the company did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

     Cooperative Bankshares, Inc. is the parent company of Cooperative Bank. Originally chartered in 1898, Cooperative provides a full range of financial services through 17 offices in eastern North Carolina.

                   For Additional Information
                   --------------------------

                   Frederick Willetts, III, Chairman
                Daniel W. Eller, Senior Vice President
                   Linda B. Garland, Vice President